Writer's Direct Dial: (212) 225-2410 E-Mail: bsusko@cgsh.com

June 30, 2006

Southwestern Energy Company
2350 N. Sam Houston Parkway East Suite 300
Houston, Texas 77032

Re:	Southwestern Energy Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Southwestern Energy Company, a Delaware corporation (the “Company”), in connection with the post-effective amendments number one to the registration statements on Form S-8 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), to register the offer and sale of shares of the Company’s common stock pursuant to certain employee benefit plans and other incentive awards: File Nos. 333-125714, 333-100702, 333-101160, 333-121720, 333-110140, 333-64961, 333-96161, 333-03789, 333-03787, 333-42494, 333-69720, 33-63558 (collectively, the “Post-Effective S-8 Registration Statements”) relating to certain employee benefit plans and other incentive awards (the “Plans and Incentive Awards”).

We have participated in the preparation of the Post-Effective S-8 Registration Statements and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, for consideration in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

2. Upon issuance of the Shares in accordance with the terms of the Plan, for consideration in excess of the par value thereof, the Rights associated with the Shares will be validly issued.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective S-8 Registration Statements. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of such Registration Statements, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ A. Richard Susko

A. Richard Susko, a partner

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